DEFINITIVE PROXY STATEMENT
                   SCHEDULE 14(a) INFORMATION
            PROXY STATEMENT PURSUANT TO SECTION 14(a)
             OF THE SECURITIES EXCHANGE ACT OF 1934

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     by Rule 14c-5(d)(2))
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                    BATTERIES BATTERIES, INC.
_________________________________________________________________
        (Name of Registrant as Specified in its Charter)



Payment of Filing Fee (Check the appropriate box):

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[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g)
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     1)   Title of each class of securities to which transaction
          applies:


_________________________________________________________________

     2) Aggregate number of securities to which transaction applies:


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          computed pursuant to Exchange Act Rule 0-11:

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[ ]  Fee previously paid with preliminary materials.  <PAGE 1>

[ ]  Check box if any part of the fee is offset as provided by
     Exchange Act Rule 0-11(a)(2) and identify the filing for
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     previous filing by registration statement number, or the
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  PAGE 2

                   BATTERIES BATTERIES, INC.

                        -----------------

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                TO BE HELD ON SEPTEMBER 26, 1998

                        -----------------

To the Stockholders of Batteries Batteries, Inc.:

     The Annual Meeting of Stockholders of Batteries Batteries, Inc., a Delaware corporation (the "Company"), will be held at the offices of the Company's Advanced Fox Cellular Accessories Division, 1840 County Line Road, Huntington Valley, Pennsylvania, on Saturday, September 26, 1998, at 10:30 A.M., Eastern Time, for the following purposes:

     (1) To elect five Directors of the Company, each of whom is to hold office until the next Annual Meeting of Stockholders and until the due election and qualification of his successor.

     (2) To amend the Company's 1995 Stock Option Plan to increase the number of shares reserved for issuance thereunder by 350,000 shares.

     (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on August 19, 1998, will be entitled to notice of, and to vote at, the meeting or any adjournments thereof.

     If you cannot personally attend the meeting, it is requested that you promptly fill in, sign, and return the proxy submitted to you herewith.

                              By order of the Board of Directors

                              __________________________________
                              Robert C. Meehan
                              Chairman of the Board

Dated: August 21, 1998

                   BATTERIES BATTERIES, INC.

             PROXY STATEMENT FOR THE ANNUAL MEETING
        OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 26, 1998

                       GENERAL INFORMATION

     Introduction. This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Batteries Batteries, Inc., a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Stockholders (the "Meeting") scheduled to be held at the offices of the Company's Advanced Fox Cellular Accessories Division, 1840 County Line Road, Huntington Valley, Pennsylvania, on Saturday, September 26, 1998, at 10:30 A.M., Eastern Time, and at any adjournments thereof.

     The address of the Company's executive offices is 50 Tannery
Road, Unit 2, North Branch, New Jersey 08876 and its telephone number is (908) 534-2111. This proxy statement and the accompanying proxy are first being distributed to the stockholders of the Company on or about August 21, 1998.

     Voting Securities and Record Date. Only stockholders of record as of the close of business on August 19, 1998, are entitled to notice of and to vote at the Meeting or any adjournment thereof. On that date, the Company had outstanding 4,743,000 shares of Common Stock, par value $.01 per share (the "Common Stock"). The presence in person or by proxy of the holders of a majority of such shares shall constitute a quorum for the transaction of business at the Meeting. Each share is entitled to one vote. Cumulative voting rights do not exist with respect to the election of Directors.

     Revocability and Voting of Proxies. Each form of proxy which is properly executed and returned to the Company will be voted in accordance with the directions specified thereon, or, if no directions are specified, will be voted FOR the election as Directors of the persons named herein under the caption "Election of Directors," and FOR the amendment to the Company's 1995 Stock Option Plan. Any stockholder giving a proxy may revoke it at any time before it is exercised. Such revocation may be effected by voting in person or by proxy at the Meeting, by returning to the Company prior to the Meeting a proxy bearing a later date, or by otherwise notifying the Secretary of the Company in writing prior to the Meeting.

     Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited, personally or by telephone or telegraph, by officers, Directors and regular employees of the Company, who will not be specially compensated for this purpose. The Company will also request record holders of Common Stock who are securities brokers, custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of such stock, and will reimburse such brokers, custodians, nominees and
<PAGE 4>
fiduciaries for their reasonable out-of-pocket expenses in forwarding soliciting material.

     Recommendations. The Board of Directors recommends that the shareholders vote FOR the election of the five nominees for Director and FOR the amendment to the Company's 1995 Stock Option
Plan.

                     PRINCIPAL STOCKHOLDERS

     The following table sets forth as information with respect to the beneficial ownership as of July 31, 1998 of shares of Common Stock of each stockholder of the Company known by management of the Company to own beneficially more than 5% of the outstanding shares of Common Stock:

                                 Amount and Nature
Name and Address                   of Beneficial      Percent of
of Beneficial Owner                Ownership (1)        Class
------------------------------  -------------------  -----------
Robert W. Tauber .............       245,000 (2)          5.2
 2192 Harbour Heights Road
 San Diego, CA 92019
Stephen Rade .................       645,000             13.6
 3915 Somers Drive
 Huntington Valley, PA 19606
William Steven Sapp ..........       278,932 (3)          5.9
  c/o Battery Network, Inc.
  955 Borra Place
  Escondito, CA 92029
James Sapp ...................       250,093 (4)          5.3
  26 Gates Head Drive
  Bridgewater, NJ 08807
Susan Grandt .................       279,840 (5)          5.9
  3731 Pitzen Road
  McHenry, IL 60050
Kennedy Capital Management, Inc.     265,000 (6)          5.6
10829 Olive Boulevard
St. Louis, MO 63141
------------
(1) As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Exchange Act as consisting of sole or shared voting power (including the power to vote or direct the vote and/or sole or shared investment power (including the power to dispose or direct the disposition)) with respect to the security through any contract, arrangement, understanding, relationship, or otherwise, including a right to acquire such power(s) during the next 60 days after July 31, 1998. Unless otherwise noted, beneficial ownership consists of sole ownership, voting, and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)  Includes 50,000 shares issuable upon exercise of an option.
  <PAGE 5>
(3)  Includes 92,977 shares issuable upon exercise of options.

(4)  Includes 72,608 shares issuable upon exercise of options.

(5)  Includes 93,280 shares issuable upon exercise of options.

(6)  Registered Investment Advisor.  Information based upon the
     Company's review of an SEC Form 13-F filed by Kennedy as of March 31, 1998.

                           PROPOSAL 1
                     ELECTION OF DIRECTORS

General

     The By-laws of the Corporation provide that the Corporation's business and affairs shall be managed by its Board of Directors. The By-laws provide that the number of directors shall not be less than three. Within the foregoing limits, the Board of Directors may from time to time fix the number of directors. The Board of Directors has fixed the current number of directors on the Board at five. Vacancies on the Board of Directors may be filled by a majority of the remaining members of the Board of Directors, though less than a quorum, or the shareholders, and each person so appointed shall be a director until the next succeeding annual meeting of shareholders and until his successor shall have been elected and qualified.

     The Board of Directors does not have a standing nominating committee to nominate candidates for the Board of Directors. Rather, the Board of Directors performs such function. The Board of Directors unanimously nominated Allan S. Kalish, Robert C. Meehan, Stephen Rade, William Schlessinger Sapp and Robert W. Tauber directors at the Annual Meeting. Each such person is currently serving as a director of the Corporation.

     The Board of Directors recommends the election of the five nominees for Director listed below, all of whom are currently Directors of the Company. The Directors to be elected are to hold office until the next Annual Meeting of Stockholders and until their respective successors are elected and shall have qualified. If for any reason any of said nominees shall become unavailable for election, proxies will be voted for a substitute nominee designated by the Board, but the Board has no reason to believe that this will occur. Directors of the Company are elected by a plurality of the votes cast at a meeting of Stockholders.

Information Concerning Nominees

     The name and age of each nominee and the year he became a Director of the Company, according to information furnished by each, is as follows:

                                               FIRST
                                               BECAME A
           NAME                        AGE     DIRECTOR

Allan S. Kalish....................     72      1998
Robert C. Meehan...................     51      1998
Stephen Rade.......................     59      1996
William Schlessinger Sapp..........     66      1997
Robert W. Tauber...................     73      1996
------------

     Allan S. Kalish, age 72, is the owner of Kalish & <PAGE 7> Associates, a consulting firm specializing in marketing, advertising and public relations, which he founded in 1986. Kalish & Associates serves advertisers, marketers and advertising agencies throughout the country, including three New York Stock Exchange companies. The business address of Kalish & Associates is 828 Youngeford Road, Gladwyne, Pennsylvania 19035. Prior to founding Kalish & Associates, Mr. Kalish managed Kalish & Rice, Inc., one of the largest advertising agencies in Philadelphia. Mr. Kalish served as a member of the Board of Directors of Checkpoint Systems, Inc., a New York Stock Exchange company, from 1993 to 1997.

     Robert C. Meehan, age 51, has served as Chairman since June 1998. He is a principal of Carriage House Investments, a private investment fund which invests in publicly traded securities. The business address of Carriage House Investments is 11 Johnson Avenue, Binghamton, New York 13905. Prior to joining Carriage House Investments in 1994, Mr. Meehan was a principal of R.C. Meehan & Associates, a corporate finance consulting firm which he founded in 1986.

     Mr. Rade has been President and CEO since June 1998. Prior to being named President, he was Vice President since April 1996 and Executive Vice President since September 1996. Prior to such time, he was the President and director of Advanced Fox Antenna, Inc., which Mr. Rade founded in 1990 and which was acquired by the Company in April 1996.

     Mr. Sapp had been for more than 10 years the Chief Executive
Officer and director of Battery Network Inc. and affiliated companies, which he founded, until their acquisition by the Company in January 1997. Since the sale, he has been an independent investor.

     Mr. Tauber had been a consultant to the Company from February 1997 through April 1998. From April 1996 until February 1997 he was a Vice President of the Company. Prior to that time, he was President and a director of Tauber Electronics, Inc. which was founded in 1975 and was acquired by the Company in April 1996.

Board and Committee Meetings

     During the fiscal year ended December 31, 1997 ("Fiscal 1997"), the Board of Directors held five meetings, including those in which matters were adopted by unanimous written consent. The Board has an Audit Committee and a Compensation and Stock Option Committee.

     The Audit Committee of the Board of Directors presently consists of Messrs. Kalish, Meehan, and Tauber. Those persons took office in 1998. During Fiscal 1997, however, the Audit Committee was composed of John L. Teeger, John Simon and Bruce A. Barnet. It held no meetings during Fiscal 1997. The duties and responsibilities of the Audit Committee include, among other things, review of the Company's financial statements, consideration of the nature and scope of the work to be performed
<PAGE 8>
by the Company's independent auditors, discussion of the results of such work, the receipt from such auditors of their letters to management which evaluate (as part of their annual audit of the Company's financial statements) the internal accounting control systems of the Company and meeting with representatives of management to discuss particular areas of the Company's operations.

     Messrs. Kalish, Meehan and Sapp are the present members of the Compensation and Stock Option Committee. Those persons took office during 1998. During Fiscal 1997, however, the Compensation Committee was composed of Fred Corrado, Bruce A. Barnet and John Simon. Its principal duties are the administration of the Company's Stock Option Plan (the "Option Plan") and the review and determination of the executive officers' compensation program. The Committee did not hold any meetings during the Fiscal 1997; any grants of options were made by the Board of Directors.

                     EXECUTIVE COMPENSATION

Summary Compensation Table

     Batteries Batteries, Inc. did not conduct any operations prior to June 6, 1995, the date of its acquisition of Specific Energy Corporation. No executive officer or director received any compensation from Batteries Batteries, Inc. prior to such date.

     The following table sets forth for the years ended
December 31, 1997, 1996 and 1995, the compensation for services rendered in all capacities to the Company and subsidiaries by the Chief Executive Officer and the four highest paid executive officers who received compensation in excess of $100,000.


                                   LONG-TERM

                                 COMPENSATION

                                     AWARDS
  NAME AND PRINCIPAL
    ANNUAL COMPENSATION          STOCK OPTIONS
       POSITION                            PERIOD
SALARY ($)       BONUS ($)       (# OF SHARES)
Warren H. Haber,                           Year ended 12/31/97
        (1)            (1)           -0-
 Chairman of the Board and acting          Year ended 12/31/96
        (1)            (1)           -0-
 Chief Executive Officer (1).......        Year ended 12/31/95
        (1)            (1)           -0-  <PAGE 9>

Robert W. Tauber,                          Year ended 12/31/97
128,269                -0-           -0-
 Vice President and Director and           Year ended 12/31/96
177,865                -0-           -0-
 President of Tauber (2)...........        Year ended 12/31/95
578,500                -0-           -0-

Stephen Rade,                              Year ended 12/31/97
150,000             200,000 (3)      -0-
 Vice President and Director and           Year ended 12/31/96
190,057             157,768 (4)      -0-
 President of Advanced Fox.........        Year ended 12/31/95
 98,608 (5)            -0-           -0-

Ronald E. Badke, Vice President,           Year ended 12/31/97
 120,000             15,000 (7)
 Chief Operating Officer and               Year ended 12/31/96
 114,515               -0-          40,000
 Chief Financial Officer (6).......

William Sapp (8)                           Year ended 12/31/97
 103,953               -0-          16,905
 President of Battery Network, Inc.

______________
(1)  Appointed acting Chief Executive Officer in September 1996.
     Resigned in May 1998.  See "Certain Relationships and
     Related Transactions" for compensation paid to his affiliate.

(2) Was employed until February 1997. At that time, he became an independent consultant until April, 1998.

(3) Represents a bonus of $200,000 earned in 1997 and payable in 1998 pursuant to an agreement relating to the acquisition of Advanced Fox.

(4) Represents a bonus of $157,768 accrued in 1996 and paid in 1997 pursuant to an agreement relating to the acquisition of Advanced Fox.

(5)  Represents a management fee paid to an affiliate of Mr.
     Rade, who did not otherwise receive compensation for his services during such year.

(6)  Mr. Badke joined the Company in November 1995.

(7)  Earned in 1996 and paid in 1997.

(8) Mr. Sapp commenced employment with a principal subsidiary of the Company in 1997.

Employment Agreements

     The Company entered into employment agreements in April 1996 with each of Messrs. Rade and Tauber. The agreements provide for Mr. Rade to receive a salary of $150,000 per annum during the
<PAGE 10>
three year term and for Mr. Tauber to receive a salary of $150,000 during the first year, $120,000 during the second year. Mr. Tauber's relationship as consultant ceased in April 1998, by mutual agreement.

     Mr. Ronald E. Badke is employed pursuant to an employment agreement expiring April 1998 at an annual salary of $120,000, which was increased to $135,000 as of March 1, 1997, with provision for an annual bonus of up to 25% of the base salary subject to the achievement of certain goals.

     In January 1997, pursuant to agreements related to the acquisition of Battery Network Inc. and affiliated companies or businesses (collectively "Battery Network"), each of Mr. William Steven Sapp ("WSS"), Mr. James Sapp ("JS") and Ms. Susan Grandt ("SG") entered into employment agreements providing for their employment as officers of Battery Network at a base salary of $100,000 per annum, with WSS and JS to be employed for three years and SG for six months and each to serve as a consultant thereafter for the balance of a five year term. The agreements with WSS and JS provide that they are to be paid annual bonuses not to exceed $400,000 in the aggregate for any year, with the bonuses to be the sum of (i) 30% of the first $300,000 by which the combined pre-tax income of Battery Network and Tauber Electronics, Inc. (the Company's California subsidiary) exceeds $2,500,000 for the year ended December 31, 1997, $2,750,000 for the year ended December 31, 1998, and $3,025,000 for the year ended December 31, 1999, and (ii) 40% of the amount by which the combined pre-tax income for the foregoing years exceeds, respectively, $2,800,000, $3,050,000 and $3,325,000. WSS, JS and
SG also received five-year stock options under the Company's Stock Option Plan to purchase an aggregate of 50,000 shares of Common Stock at a price of $4.50 per share.

     The terms of the respective employment agreements were negotiated on arm's-length basis with each of the officers.

Director Compensation

     In order to underscore the importance of aligning the interests of the directors with those of the Company's shareholders, the annual retainer paid to non-employee directors will be primarily in the form of stock options. In this way, the directors realize a benefit only if the Company performs well and that performance is recognized by the market through a rising stock price.

     Each year on the date of the annual meeting, non-employee directors will receive an option to purchase 5,000 shares of the Company's common stock, at an exercise price equal to the fair market value of the common stock on the date of the grant, exercisable one-half on the date of the grant and the remaining one-half one year from the date of the grant, except that upon the death of a director all remaining portions will become immediately exercisable, and any unvested portion of the option
<PAGE 11>
shall terminate if the director resigns prior to one year from the grant date. Each Chairman of an oversight committee of the board will receive an option to purchase an additional 10,000 shares of common stock with the terms identical to the terms for the options received by all directors. The Chairman of the Board will receive an option to purchase an additional 10,000 shares of common stock with the terms identical to the terms for the options received by all directors. The Chairman is also paid a monthly fee of $2,500 as partial compensation for the active role the Chairman is expected to play in monitoring the affairs of the Company. In addition, the Company reimburses non-employee directors for their reasonable expenses associated with attending Board of Directors meetings and provides the directors with liability insurance coverage with respect to their activities as directors of the Company.

     For his services on behalf of the Board of Directors in providing additional Board oversight of the Company during the changeover of chief executive officers, including working with the officers of the Company on business and financial strategy, and his appointment as Chairman of the Board, Robert C. Meehan received in July 1998 an option to purchase 50,000 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of grant. The option is exercisable one-half on the date of the grant and the remaining one-half one year from the date of the grant. For his services since becoming a member of the Board of Directors on May 18, 1998, Allan Kalish received in July 1998 an option to purchase 10,000 shares of common stock with terms identical to those of Mr. Meehan.

Stock Options

     The Company's Stock Option Plan (the "Option Plan") presently relates to 250,000 shares of its Common Stock and authorizes the Board of Directors or a Stock Option Committee appointed by the Board to grant incentive stock options and non-incentive stock options to officers and key employees, directors, and independent consultants, with directors who are not employees and consultants eligible only to receive non-incentive stock options.

     The following table sets forth the details as to the options granted during and held at the end of the year ended December 31, 1997 by Messrs. Warren Haber, Robert Tauber, Stephen Rade, Ronald Badke, and William Sapp, each of whom was a named executive officer during such year.


POTENTIAL REALIZABLE VALUE AT ASSUMED ANNUAL RATES OF STOCK PRICE
APPRECIATION
FOR INDIVIDUAL GRANTS  <PAGE 12>
                                 OPTION TERM


                          PERCENT OF
                          TOTAL
                          OPTIONS
                          GRANTED TO    EXERCISE
                OPTIONS   EMPLOYEES IN  PRICE     EXPIRATION
NAME            GRANTED   FISCAL YEAR   ($/SH)       DATE     0%
 5%        10%
Warren H. Haber   -0-         -0-        --            --     --
   --        --
Robert W. Tauber  -0-         -0-        --            --     --
   --        --
Stephen Rade      -0-         -0-        --            --     --
   --        --
Ronald E. Badke  25,000      33.3%      $2.80      4/15/2002  -0-
 $19,250   $42,750
William Sapp     16,905      22.5%      $4.50      1/3/2002   -0-
 $12,848   $36,233


                  NUMBER OF SHARES UNDERLYING
                     UNEXERCISED OPTIONS AT
                         FISCAL YEAR END
                   ___________________________

NAME                  EXERCISABLE        UNEXERCISABLE

Warren H. Haber         -0-  (1)               -0-  (1)
Robert W. Tauber        -0-  (1)               -0-  (1)
Stephen Rade            -0-  (1)               -0-  (1)
Ronald E. Badke       34,999 (2)             30,001
William Sapp          16,905 (1)(2)            -0-
--------------
(1) Excludes options held by such persons which were granted other than pursuant to the Stock Option Plan.

(2) None of the outstanding options held by the named individuals were in-the-money on December 31, 1997.

Report of the Compensation Committee
on Executive Compensation

     The compensation of all of the Company's executive officers has been determined by long term agreements negotiated prior to their employment.

     The Compensation and Stock Options Committee (the "Committee") is authorized to review and make recommendation to the Board as to the compensation in cash or other forms for its executive officers. Its compensation policy will be to provide for base salaries which are comparable to the compensation paid to executive officers of equivalent competency and <PAGE 13> responsibilities by companies of comparable size and capitalization both in and out of the batteries and cellular distribution industry. The Committee also intends to provide for the payment of cash bonuses or grants of stock options to executive officers as awards based on the attainment of favorable operating results by the Company.

     The Committee believes that the Company's stock option program, as it has been in the past, should be used as a means to conserve cash in rewarding executive and key employees for good or exceptional performance, the performance of increased responsibilities, improved performance independent of operating results, loyalty and seniority.

The Compensation and Stock Option Committee

                         Allan S. Kalish
                        Robert C. Meehan
                         William S. Sapp

Compliance with Section 16(a) of
the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules of the Securities and Exchange Commission (the "Commission") thereunder require the Company's Directors and officers, and any person who owns more than ten percent of the Company's Common Stock (collectively, "Reporting Persons"), to file reports of their ownership and changes in ownership of Common Stock with the Commission. Reporting Persons are also required to furnish the Company with copies of all
Section 16(a) reports they file.

     Based solely upon a review of copies of such reports furnished to the Company, and written representations that certain reports were not required, the Company believes that all of its Reporting Persons filed on a timely basis all reports required by Section 16(a) of the Exchange Act during or with respect to the year ended December 31, 1997, except that Form 3 reports of Messrs. Allan Kalish and Robert Meehan were not timely filed.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In June 1995, the Company sold in a private placement, at a price of $3.00 per unit, 500,000 units, each consisting of two shares of 8% Preferred Stock, Series A and one share of Class A Common Stock, or an aggregate of 1,000,000 shares of Preferred Stock, Series A and 500,000 shares of Class A Common Stock, which were subsequently, as a result of a 1.47 for one stock split in December 1994 and a .70475 for one reverse stock split in March 1996 increased to 517,990 shares. Included among the purchasers were Mr. Warren H. Haber, Chairman of the Board, who along with his adult children and brother acquired 74,988 units; Mr. John L. Teeger, Vice President, Secretary and Director, who along with his wife and children acquired 33,333 1/3 units; the wife of Mr. Donald L. Luke, at the time President and Chief Executive Officer
<PAGE 14>
and a Director, who acquired 66,666 2/3 units; Allen & Company Incorporated, of which Mr. John Simon is a Managing Director, which acquired 83,333 1/3 units; and Mr. Bruce A. Barnet, a Director, who acquired 16,666 2/3 units. The shares of Preferred Stock were redeemed at par plus accrued dividends at the rate of 8% per annum to the extent of 25% at the closing of the Company's initial public offering in April 1996 and the balance in May 1997. The shares of Class A Common Stock were, pursuant to their terms, converted into a like number of shares of Common Stock at the close of the initial public offering.

     In April of 1996, the Company acquired Advanced Fox, a corporation owned by Stephen Rade. This acquisition is described at page 25 of the Registration Statement on Form S-1
(No. 33-89039) filed by the Company with the Securities and Exchange Commission (the "SEC") and is hereby incorporated by reference. In consideration for the sale of Advanced Fox, Mr. Rade received 645,000 shares of Common Stock, having an aggregate market value of approximately $3.2 Million at the time of the closing; the market value of those shares has declined to $1.4 million as of May 1, 1998.

     In April of 1996, the Company acquired Tauber Electronics, Inc., a corporation owned by Robert W. Tauber. This acquisition is described at page 25 of the Registration Statement on Form S-1 (No. 33-89039) filed by the Company with the SEC and is hereby incorporated by reference. In consideration for the sale of Tauber Electronics, Mr. Tauber received 300,000 shares of Common Stock, having an aggregate market value of approximately
$1.5 Million at the time of the closing; the market value of those shares has declined to $656,000 as of May 1, 1998.

     In January of 1997, the Company acquired Battery Network. Battery Network was owned by William S. Sapp, Sr. and his spouse and by his three children, William S. Sapp, Sr., James Sapp and Susan Sapp Grandt (collectively, the "Sapp Family"). Pursuant to the acquisition of Battery Network, the Company entered into employment agreements with each of William S. Sapp, Jr., James Sapp and Susan Sapp Grandt, none of whom are currently employed by the Company. This acquisition is described in Item 2 of the Current Report on Form 8-K dated January 7, 1997 filed by the Company with the SEC and is hereby incorporated by reference. In consideration for the sale of Battery Network, the Sapp family received 550,000 shares of Common Stock, having an aggregate market value of approximately $2.5 Million at the time of the closing; the market value of those shares has declined to approximately $1.2 million as of May 1, 1998.

     Advanced Video Corp. ("AVC"), an affiliate of Mr. Stephen Rade, provided management consulting services to Advanced Fox during the twelve months ended December 31, 1995 for which it received a management fee of $98,608. Such fee was in lieu of any salary for Mr. Rade's services. Mr. Rade, AVC and Advanced Cellular of Philadelphia, which is affiliated with Mr. Rade, from time to time extended to and received loans from Advanced Fox,
<PAGE 15>
some of which were noninterest bearing and others of which bore interest at the rate of 12% per annum. As of December 31, 1995, the amounts outstanding were $165,498. The outstanding balance of the loans was repaid during 1996 from the proceeds of the Company's public offering.

     The principal offices of Advanced Fox, which comprise approximately 6,400 square feet in Huntington Valley, Pennsylvania, are occupied under a five year lease terminating December 31, 1999 with Rare Limited Partnership, of which
Mr. Rade and his wife are the partners. The lease, as amended with respect to additions to the facility, provides for an annual rent of $70,000 with the tenant obligated to pay the applicable real estate taxes, maintenance and insurance costs. Rental payment for the twelve months ended December 31, 1996 was $70,000.

     In September 1996, the Company entered into an agreement with Mr. Donald L. Luke, in connection with his resignation as President, Chief Executive Officer and Director of the Company, providing for (i) the termination of his employment agreement which was to extend to April 11, 1998 and which provided for an annual salary of $165,000 plus an annual bonus of up to $82,500 upon the attainment of certain goals; (ii) the payment by the Company to Mr. Luke of $110,000; (iii) his employment as a consultant at $500 per month through August 31, 1997; (iv) the amendment of his stock option to permit exercise as to all 80,000 shares at any time during the consulting period; and (v) the agreement of the Company to acquire or to find purchasers for 20,000 shares of Common Stock held by his wife at a price of not less than $5 per share in or prior to January 1997. In January 1997, the 20,000 shares were sold and the Company paid her $21,000 to cover the difference between the aggregate sales proceeds and the $5.00 per share minimum.

     Messrs. Warren H. Haber, who during Fiscal 1997 was Chairman of the Board, and John L. Teeger, who during Fiscal 1997 was Vice President, Secretary and Director of the Company, are the sole stockholders, officers and directors of Founders Management Services, Inc. ("Founders"). Pursuant to an agreement dated as of June 6, 1995, as subsequently amended, Founders provided advice and consultative services regarding management, overall strategic planning, acquisition policy, relations with commercial and investment banking institutions, and stockholders matters to or on behalf of the Company. The agreement was, however, terminated on May 5, 1998 upon the resignation of Messrs. Haber and Teeger as directors and officers of the Company. During Fiscal 1997, Founders received a fee of $150,000.

Performance Graph

[THE NARRATIVE AND/OR TABULAR INFORMATION BELOW IS A FAIR AND
ACCURATE DESCRIPTION OF GRAPHIC OR IMAGE MATERIAL OMITTED FOR THE
PURPOSE OF EDGAR FILING.]
  <PAGE 16>

                 COMPARATIVE ANNUAL TOTAL RETURN
  BATTERIES BATTERIES, INC., RUSSELL 2000 INDEX AND PEER GROUP
             (Performance Results Through 12/31/97)

                            4/9/96    12/31/96    12/31/97

Batteries Batteries, Inc.   $100.00   $ 64.14     $ 30.97
Russell 2000 Index          $100.00   $105.17     $128.51
Peer Group                  $100.00   $ 81.08     $ 82.02

Assumes $100 invested at the open of trading (4/9/96) in Batteries Batteries, Inc. Common Stock, Russell 2000 Index and
Peer Group which consists of:  U.S Office Products Company; Richy
Electronics Inc., Omnipoint Corp; Kent Electronics Corp; and
Brightpoint Inc.

* Cumulative total return assumes reinvestment of dividends

Source: Value Line, Inc.

     Factual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or omissions contained herein.

     SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information with respect to the beneficial ownership of shares of Common Stock as of July 31, 1998 of each executive officer and director, and all officers and Directors as a group. The number of shares beneficially owned is determined under the rules of the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other person. Under such rules, "beneficial ownership" includes shares as to which the undersigned has sole or shared voting power or investment power and shares which the undersigned has the right to acquire within 60 days of August 21, 1998 through the exercise of any stock option or other right. Unless otherwise indicated, the named person has sole investment and voting power with respect to the shares set forth in the table.

                                                AMOUNT AND NATURE
                                                  OF BENEFICIAL
PERCENT
NAME OF BENEFICIAL OWNER                            OWNERSHIP
OF CLASS(6)
Allan S. Kalish ............................          5,000 (1)
Less than 1%
Robert C. Meehan ...........................        110,000 (2)
   2.3%
Robert W. Tauber............................        245,000 (3)
   5.0%  <PAGE 17>
Stephen Rade ...............................        645,000
  13.3%
William Schlessinger Sapp ..................          6,000 (4)
Less than 1%
Ronald L. Badke ............................         34,999 (5)
Less than 1%
Executive officers and Directors as a group
 (6 persons) ...............................      1,045,999
  21.5%

------------
(1)  Represents shares issuable upon exercise of an option.

(2)  Includes 25,000 shares issuable upon exercise of an option.

(3)  Includes 50,000 shares issuable upon exercise of an option.

(4) Does not include 808,865 shares owned by Mr. Sapp's adult children.

(5)  Represents shares issuable upon exercise of options.

(6) Based upon 4,743,000 shares outstanding plus 114,999 exercisable options held by those persons in this table.

                           PROPOSAL 2
             AMENDMENT TO THE 1995 STOCK OPTION PLAN
                TO INCREASE THE NUMBER OF SHARES
                RESERVED FOR ISSUANCE THEREUNDER

General

     The Company's 1995 Stock Option Plan (the "Option Plan") was adopted by the Company on June 6, 1995. At the time of approval, a total of 75,000 shares of Common Stock were initially reserved for issuance thereunder. As a result of an amendment in December, 1995, such number was adjusted to 250,000.

     As of the Record Date, no shares have been issued pursuant to the exercise of options granted under the Option Plan, but options to purchase 256,245 shares were outstanding, leaving no shares available for grants under the Option Plan (without giving effect to this proposed amendment).

Proposed Amendment to Increase Shares Reserved

     Stockholder approval is hereby being sought for an amendment approved by the Board of Directors which increases the number of shares of Common Stock reserved for issuance under the Option Plan by 350,000 shares. The total number of shares of Common Stock presently reserved for issuance under the Option Plan is 250,000. If the proposed amendment is approved, the total number of shares of Common Stock reserved for issuance under the Option Plan will be 600,000.

Required Vote
  <PAGE 18>
     The affirmative vote of a majority of the votes cast will be required to approve the proposed amendment to the Option Plan.

Summary of the Option Plan

     The essential features of the Option Plan are outlined below.

     Purpose. The Option Plan is designed to improve the performance of the Company by encouraging ownership of the Company by directors, employees, and non-employee consultants and advisors.

     Description. The Plan authorizes the Board or a Stock Option Committee (the "Committee") of the Board of Directors to grant options for the purchase shares of the Common Stock. Any shares as to which an option expires, lapses unexercised, or is terminated or canceled may be subject to a new option.

     Under the Option Plan, both "Incentive Stock Options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")), which qualify for certain tax benefits, and options which do not qualify for such tax benefits
("Nonqualified Stock Options") may be granted.

     All current employees of the Company are eligible to participate in the Plan. As of the Record Date, there were approximately 260 such employees.

     The Option Plan authorizes the Committee to administer and interpret the Option Plan. The Committee is composed of at least two members of the Board, who serve at the discretion of the Board.

     The exercise price for Incentive Stock Options granted under the 1997 Employee Plan will be equal to at least the fair market value of the stock underlying the option on the date the option is granted. However, the exercise price for Nonqualified Stock Options granted under the Option Plan will be such dollar amount as may be specified by the Committee. Therefore, the Company may issue Nonqualified Stock Options having an exercise price which is less than the fair market value of the stock underlying the option on the date of grant.

     Stock Options granted under the Option Plan may be exercised for up to 10 years after the date of grant, except in certain limited circumstances. With the approval of the Committee, an optionee may pay the required exercise price for an option by surrendering shares of Common Stock with a value equal to such exercise price, subject to certain limitations with respect to payment with shares acquired through the exercise of Incentive Stock Options. No option may be transferred by the optionee other than by will or by the laws of descent and distribution, and each option is exercisable during the optionee's lifetime only by the optionee, or his guardian or legal representative, unless otherwise approved by the Committee.
  <PAGE 19>
     Under the Option Plan, in the event of an optionee's retirement or other termination without cause, Options lapse 90 days from the date of retirement. With respect to an optionee whose employment terminates due to death or disability, the optionee or his or her legal representative may exercise the option until the expiration of the term of the option.

     Otherwise, all options granted to such person under the Option Plan terminate upon the date employment is terminated, unless the Committee permits the optionee to exercise such options until no later than the expiration of the term of the option.

Tax Consequences

     General. The Option Plan is not a qualified plan under Code Section 401(a). The Corporation has been advised that, under the Code, the following federal income tax consequences will result when Incentive Stock Options or Nonqualified Stock Options, or any combination thereof, are granted or exercised, although the following is not intended to be a complete statement of the applicable law.

     Incentive Stock Options. An optionee generally will not be deemed to receive any income for federal tax purposes at the time an Incentive Stock Option is granted, nor will the Corporation be entitled to a tax deduction at that time. No income is recognized by an optionee upon the exercise of such an option. Upon the sale or exchange of the shares at least two years after the grant of the option and one year after receipt of the shares by the optionee upon exercise, the optionee will recognize long-term capital gain or loss upon the sale of such shares equal to the difference between the amount realized on such sale and the exercise price.

     If the foregoing holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. If the sale price exceeds the fair market value on the date of exercise, the gain in excess of the ordinary income portion will be treated as either long-term or short-term capital gain, depending on whether the stock has been held for more than 12 months on the date of sale. Any loss on disposition is a long-term or short-term capital loss, depending upon whether the optionee had held the stock for more than 12 months. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is a director or 10 percent shareholder of the Corporation or an officer of the Corporation subject to Section 16(b) of the Exchange Act. If the Corporation cancels an option, the optionee recognizes income to the extent of the amount paid to the optionee by the Corporation to cancel the option over the optionee's basis in such option, if any.

     No income tax deduction will be allowed to the Corporation with respect to shares purchased by an optionee upon the exercise of an Incentive Stock Option, provided that such shares are held
<PAGE 20>
at least two years after the date of grant and at least one year after the date of exercise. However, if those holding periods are not satisfied, the Corporation may deduct an amount equal to the ordinary income recognized by the optionee upon disposition of the shares.

     The exercise of an Incentive Stock Option could subject an optionee to alternative minimum tax liability for federal income tax purposes.

     Nonqualified Stock Options. An optionee will not be deemed to receive any income for federal tax purposes at the time a nonqualified stock option is granted, nor will the Corporation be entitled to a tax deduction at that time. At the time of exercise, however, the optionee will realize ordinary income in an amount equal to the excess of the market value of the shares at such time over the option price of such shares. The Corporation will generally be allowed a federal income tax deduction, at the time of such recognition by the optionee, in an amount equal to the ordinary income recognized by the optionee, subject to certain possible limitations under the Code. Gain or loss on the subsequent disposition of option stock by the optionee will normally be capital gain or loss.

New Plan Benefits

     The selection of participants who will receive awards under the Option Plan and the size and type of award are to be determined by the Compensation Committee in its discretion. Such future grants are not presently determinable and it is not possible to predict the benefits or amounts that will be received by or allocated to particular individuals or groups in the future.

     The following table sets forth the benefits that were received by the following people pursuant to the Option Plan during the fiscal year ended December 31, 1997: (i) the executive officers named in the Summary Compensation Table set forth under "EXECUTIVE COMPENSATION AND RELATED MATTERS;"
(ii) all current executive officers as a group; (iii) all current directors who are not executive officers as a group; and (iv) all employees who are not executive officers, as a group:

Name and Position              Dollar Value ($)   Number of Units

Named Executive Officers              (2)           41,905 (1)
 (4 persons)



All current executive officers        (2)           41,905 (1)
 as a group (4 persons)

All directors who are not              --                0
 executive officers, as a  <PAGE 21>
 group (3 persons)

All employees, excluding              (2)           33,095
 executive officers, as a
 group
______________________

(1) The number of units shown corresponds to the number of shares underlying options that were granted to William Sapp on January 3, 1997 (16,905) and to Ronald Badke on April 15,
     1997 (25,000).

(2) The exercise price for all such options granted was equal to or greater than the fair market value of the shares on the date of grant.

Recommendation

     The Board of Directors recommends a vote for the amendment of the Option Plan to increase the number of shares reserved for issuance thereunder. The effect of an abstention is the same as that of a vote against the amendment of the Option Plan.

                          ANNUAL REPORT

     The Annual Report of the Company, consisting of the Company's Form 10-K, to the stockholders for the year ended
December 31, 1997, including financial statements, is being mailed to stockholders with this proxy material.

                 INDEPENDENT PUBLIC ACCOUNTANTS

     Deloitte & Touche, LLP., certified public accountants, which has audited the Company's financial statements as of December 31, 1997 and for the year then ended, has been selected by management to audit the Company's financial statements for the current fiscal year. A representative of that firm is expected to be present or available by telephone at the Meeting with an opportunity to make a statement to the stockholders if he desires to do so, and will respond to appropriate questions.

                         OTHER MATTERS

     The Company is unaware of any matters, other than those mentioned above, which will be brought before the Meeting for action. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters.

     Any proposals intended to be presented by stockholders at the Annual Meeting of Stockholders to be held in 1999 must be received by the Company for inclusion in the Company's proxy material a reasonable time prior to the solicitation of proxies with respect to the Annual Meeting of Stockholders to be held in 1999. The solicitation is anticipated to commence in June 1999.
  <PAGE 22>
     It is important that your proxy be returned promptly no matter how small or large your holding may be. Stockholders who do not expect to attend in person are urged to execute and return the enclosed form of proxy.

August 21, 1998

                   BATTERIES BATTERIES, INC.
       THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned hereby appoints ROBERT C. MEEHAN and ALLAN S. KALISH and either of them, with full power of substitution, as attorneys for and in the name, place and stead of the undersigned, to vote all the shares of the Common Stock of BATTERIES BATTERIES, INC. owned or entitled to be voted by the undersigned as of the record date, at the Annual Meeting of Stockholders of said Company scheduled to be held at 1840 County Line Road, Huntington Valley, pennsylvania, at 9:00 A.M., Eastern Time, or at any adjournment or adjournments of said meeting, on the following proposals as indicated:

1.   THE ELECTION OF FIVE DIRECTORS OF THE COMPANY, EACH OF WHOM
     IS TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF
     STOCKHOLDERS AND UNTIL THE DUE ELECTION AND QUALIFICATION OF
     HIS SUCCESSOR.

FOR ALL NOMINEES LISTED BELOW [ ]       WITHHOLD AUTHORITY [ ]
                                        TO VOTE FOR ALL NOMINEES
(EXCEPT AS MARKED TO THE CONTRARY       LISTED BELOW

NOMINEES: Robert C. Meehan, Allan S. Kalish, Stephen Rade,
          Robert W. Tauber, William Schlessinger Sapp

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL,
STRIKE A LINE THROUGH THE NOMINEE'S NAME ABOVE)

2.   TO AMEND THE COMPANY'S STOCK OPTION PLAN TO RESERVE FOR
     ISSUANCE THEREUNDER A TOTAL OF 600,000 SHARES OF COMMON
     STOCK.

     FOR [ ]        AGAINST [ ]         ABSTAIN [ ]

3.   TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE
     THE MEETING OR ANY ADJOURNMENT THEREOF.

     FOR [ ]        AGAINST [ ]         ABSTAIN [ ]
                  (PLEASE SIGN ON REVERSE SIDE)

THIS PROXY IF PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS SPECIFIED ON THE REVERSE SIDE HEREOF. IF NO DIRECTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED ON THE REVERSE SIDE HEREOF OR THEIR SUBSTITUTES AS DESIGNATED BY THE BOARD OF DIRECTORS AND FOR THE STOCK OPTION PLAN PROPOSAL.

                              DATED:               , 1998


                              __________________________________
                              (SIGNATURE)


                              __________________________________
                              (SIGNATURE IF HELD JOINTLY)

                              Please sign exactly as name appears
                              hereon. Joint owners should each
                              sign.   When signing as attorney,
                              executor, administrator, trustee or
                              guardian, please give full title as
                              such. The undersigned hereby
                              revokes all proxies heretofore
                              given by the undersigned to vote at
                              said meeting or any adjournments
                              thereof.

                              PLEASE SIGN AND RETURN THIS PROXY
                              PROMPTLY IN THE ENCLOSED ENVELOPE.
                              NO POSTAGE IS NECESSARY IF MAILED
                              IN THE UNITED STATES.

                         1998 AMENDMENT
                             TO THE
                    BATTERIES BATTERIES, INC.
                        STOCK OPTION PLAN

     This Amendment, dated the 21st day of August, 1998, to the Batteries Batteries, Inc. Stock Option Plan

                      W I T N E S S E T H:

     WHEREAS, the Batteries Batteries, Inc. 1995 Stock Option
Plan (the "Plan") was adopted by Batteries Batteries, Inc. (the
"Corporation") on June 6, 1995 and further amended in December
1995; and

     WHEREAS, the Plan, as initially adopted and approved, provided for a maximum issuance of options to purchase 75,000 shares of the Corporation's common stock, increased upwards in December 1995 to 250,000 shares; and

     WHEREAS, in order to assist in fostering the continued growth of the Corporation and to enhance the Corporation's ability to attract additional talented personnel, the Board has determined that it would be in the best interest of the Corporation and its shareholders to increase the number of shares of common stock that may be made subject to option under the Plan;

     NOW, THEREFORE, Section 4 of the Plan is hereby amended to increase the number of shares of Stock subject to the Plan to a total of 600,000. This amendment shall be effective on the date it is approved by the stockholders of the Corporation.

     IN WITNESS WHEREOF, the Corporation has executed this Amendment.

                              BATTERIES BATTERIES, INC.


                              By_________________________________
                                   Name:
                                   Title:
  <PAGE 26>